Filed Pursuant to Rule 424(b)(7)
Registration No. 333-275405

This preliminary prospectus supplement relates to an effective registration statement filed with the U.S. Securities and Exchange Commission, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities described herein, and are not soliciting an offer to buy such securities, in any state or jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 4, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT (to Prospectus dated November 8, 2023)

Permian Resources Corporation

48,500,000 Shares

Class A common stock

Offered by the Selling Stockholders

This prospectus supplement relates to the offer and sale by the selling stockholders named herein (the “Selling Stockholders”) of up to an aggregate 48,500,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Permian Resources Corporation (the “Company,” “we,” “us” or “our”). We will not receive any proceeds from the sale of our Class A common stock by the Selling Stockholders.

A portion of the shares of Class A common stock being offered hereby are shares of our Class A common stock issuable upon the redemption of common units representing limited liability company interests (the “OpCo Units”) in Permian Resources Operating, LLC, a Delaware limited liability company and a subsidiary of the Company (“OpCo”), together with the cancellation of a corresponding number of shares of our Class C common stock, par value $0.0001 per share (the “Class C common stock” and, together with the Class A common stock, the “common stock”).

In connection with this offering, OpCo has agreed to purchase from NGP XI US Holdings, L.P., NGP Pearl Holdings II, L.L.C. and Luxe Energy LLC (collectively, the “NGP Stockholders”) an aggregate 2,000,000 OpCo Units, at a price per OpCo Unit equal to the price per share to be received by the Selling Stockholders in this offering, and to cancel a corresponding number of shares of Class C common stock held by the NGP Stockholders (the “Concurrent OpCo Unit Purchase”). The total amount paid by OpCo to the NGP Stockholders will be approximately $   million. This offering is not conditioned upon the completion of the Concurrent OpCo Unit Purchase, but the Concurrent OpCo Unit Purchase is conditioned upon the completion of this offering.

Our Class A common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “PR.” On March 1, 2024, the last reported sale price of our Class A common stock on the NYSE was $16.05 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement, page 2 of the accompanying base prospectus dated November 8, 2023 and page 26 of our Annual Report on Form 10-K for the year ended December 31, 2023 to read about factors you should consider before buying shares of our Class A common stock.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to the Selling Stockholders, Before Expenses	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

The underwriter expects to deliver the shares of Class A common stock on or about    , 2024.

Goldman Sachs & Co. LLC

Prospectus supplement dated     , 2024.

Prospectus Supplement

Prospectus dated November 8, 2023

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, dated November 8, 2023, which, among other things, gives more general information, some of which may not apply to this offering. To the extent that any information contained in this prospectus supplement differs or varies from the information contained in the accompanying base prospectus, the information in this prospectus supplement controls. Before you invest in our Class A common stock, you should carefully read this prospectus supplement, along with the accompanying base prospectus, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information; Incorporation by Reference” in this prospectus supplement and the accompanying base prospectus.

This prospectus supplement updates, amends and supplements the selling stockholders table and related footnotes contained in the accompanying base prospectus to register the resale of an aggregate 3,320,078 shares of Class A common stock by certain members of our management, a portion of which are shares of our Class A common stock issuable upon the redemption of OpCo Units, together with the cancellation of a corresponding number of shares of our Class C common stock.

You should rely only on the information included or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we, the underwriter, the Selling Stockholders nor any of our or their representatives have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus.” If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our Class A common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any “free writing prospectus” is accurate as of any date other than the dates shown in these documents or any information that we have incorporated by reference is accurate as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of those documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus supplement or the accompanying base prospectus, the statement in the document having a later date modifies or supersedes the earlier statement.

BASIS OF PRESENTATION

Earthstone Merger; Novo Acquisition

On November 1, 2023, we completed the transactions contemplated by that certain Agreement and Plan of Merger dated August 21, 2023, with Earthstone Energy, Inc. (“Earthstone”), pursuant to which our business and the business of Earthstone combined, and Earthstone and its subsidiaries became our subsidiaries (the “Earthstone Merger”). As part of the Earthstone Merger, Earthstone Energy Holdings, LLC, the operating subsidiary of Earthstone holding substantially all of Earthstone’s assets, was merged with and into OpCo (the “OpCo Merger”), with OpCo surviving the OpCo Merger. The Earthstone Merger was structured as an all-stock transaction pursuant to which we issued 161.2 million and 49.5 million shares of Class A common stock and Class C common stock, respectively, at its closing.

On August 15, 2023, a subsidiary of Earthstone completed the acquisition (the “Novo Acquisition”) of all of the issued and outstanding equity interests of Novo Oil & Gas Legacy Holdings, LLC, Novo Intermediate, LLC

S-ii

and Novo Oil & Gas Holdings, LLC (collectively “Novo”) and, immediately thereafter, Northern Oil and Gas, Inc. acquired an undivided and one-third interest in Novo’s oil and gas assets, which Earthstone acquired in the Novo Acquisition, for approximately $500.0 million (the “NOG Divestiture” and, together with the Novo Acquisition, the “Novo Transactions”). In consideration of the Novo Transactions, Earthstone paid aggregate cash consideration of approximately $1.4 billion, which was funded through a combination of cash, including the cash proceeds received pursuant to the NOG Divestiture, and borrowings under Earthstone’s credit facility.

We refer herein to the Earthstone Merger, after giving effect to the Novo Transactions for historical periods as applicable, as the “Earthstone Transactions.”

Pro forma presentation

This prospectus also includes and incorporates by reference certain “pro forma” financial data. As used herein and unless expressly provided otherwise, the term “pro forma” when used with respect to any financial data refers to the historical data of the Company, as adjusted as described herein. Specifically, the pro forma financial data for the year ended December 31, 2023 gives effect to the Earthstone Transactions as if they had been consummated on January 1, 2022. Such pro forma financial data contains certain reclassification adjustments to conform the respective historical Novo and Earthstone financial statement presentation to the Company’s financial statement presentation.

The pro forma financial data is presented for illustrative purposes only and should not be relied upon as an indication of the financial condition that would have been achieved if the Earthstone Transactions had taken place on the specified dates. In addition, future results may vary significantly from the results reflected in such pro forma financial data and should not be relied on as an indication of future results. See our unaudited pro forma combined statement of operations and the related notes thereto incorporated by reference herein for additional information.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included or incorporated by reference herein regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives and expectations of management regarding the Company or management’s equity holdings or compensation arrangements are forward-looking statements. When used in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described in “Risk Factors” or incorporated by reference in this prospectus supplement and the accompanying base prospectus. Although we and management believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results or the referenced outcomes could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•

volatility of oil, natural gas and natural gas liquids (“NGLs”) prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries, such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;

•	political and economic conditions in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;

•	our business strategy and future drilling plans;

•	our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;

•	our drilling prospects, inventories, projects and programs;

•	our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;

•	our realized oil, natural gas and NGL prices;

•	the timing and amount of our future production of oil, natural gas and NGLs;

•	our ability to identify, complete and effectively integrate acquisitions of properties or businesses;

•	our ability to realize the anticipated benefits and synergies from the Earthstone Merger and effectively integrate the assets acquired in such transaction;

•	our hedging strategy and results;

•	our competition and government regulations;

•	our ability to obtain permits and governmental approvals;

•	our pending legal or environmental matters;

•	the marketing and transportation of our oil, natural gas and NGLs;

•	our leasehold or business acquisitions;

•	cost of developing or operating our properties;

S-iv

•	our anticipated rate of return;

•	general economic conditions;

•	weather conditions in the areas where we operate;

•	credit markets;

•	our ability to make dividends, distributions and share repurchases;

•	uncertainty regarding our future operating results; and

•	our plans, objectives, expectations and intentions contained in this prospectus supplement and the accompanying base prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, risks relating to the Earthstone Merger, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, incorporated herein by reference.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus supplement or the accompanying base prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus supplement and the accompanying base prospectus are expressly qualified in their entirety by this cautionary note. This cautionary note should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we and management disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus supplement.

S-v

SUMMARY

This summary highlights information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. This summary does not contain all of the information that you should consider before investing in our Class A common stock.

Our SEC reserve estimates as of December 31, 2023 presented in, and incorporated by reference into, this prospectus supplement and the accompanying base prospectus are based on a report prepared by Netherland, Sewell & Associates, Inc., our independent reserve engineer. We refer to such reports herein as the “reserve report.”

Overview

We are an independent oil and natural gas company focused on driving sustainable returns through the responsible acquisition, optimization and development of high-return oil and natural gas properties. Our principal business objective is to deliver leading shareholder returns by leveraging our high-quality asset base and technical expertise to efficiently develop our oil and natural gas assets in an environmentally and socially responsible way. We intend to drive disciplined production growth through optimized development of our assets with the overall objective of improving our rates of return, generating sustainable free cash flow, maintaining a strong and flexible balance sheet and maximizing returns to our shareholders. We also look for opportunities to add to our portfolio of high-return, long-life inventory through accretive acquisitions that meet our strategic and financial objectives.

Our assets are concentrated in the core of the Permian Basin and consist of large, contiguous acreage blocks in West Texas and New Mexico. As of December 31, 2023, we had approximately 407,000 net leasehold acres and approximately 68,000 net royalty acres. Approximately 70% of our total acreage is located in Texas and the remaining 30% is located in New Mexico.

Management Participation

The Company’s Co-Chief Executive Officers, James Walter and Will Hickey, are each offering for sale up to four million shares of Class A common stock as part of this offering. These shares represent less than 20% of their aggregate ownership as of the date of this prospectus supplement, assuming vesting of their existing performance-based equity grants based on current metrics. After giving effect to the sale, each will continue to have beneficial ownership of greater than 2% of the Company’s outstanding shares of common stock.

Messrs. Walter and Hickey informed the Company that they are electing to monetize a small percentage of their ownership positions in the Company for personal financial and estate planning reasons and that a vast majority of their net worth will remain in the Company’s common stock following this offering. Following this offering, they will continue to be highly aligned with our shareholders and expect to continue to receive all of their compensation in the form of equity awards. Each of Messrs. Walter and Hickey has advised the Company of his current expectation to retain a minimum of 12 million shares of the Company’s common stock going forward. After giving effect to this offering, our management team will collectively own approximately 6.7% of the outstanding shares of common stock representing over $800 million of value based on the Company’s stock price as of March 1, 2024.

Organizational Structure

The following diagram illustrates the Company’s simplified ownership structure, as of February 23, 2024 and after giving effect to this offering and the Concurrent OpCo Unit Purchase:

*	Totals above may not sum due to rounding.
(1)

A portion of the Class A common stock to be sold by the Selling Stockholders represent shares of Class A common stock to be issued upon redemption of a corresponding number of OpCo Units, and the cancellation of a corresponding number of shares of Class C common stock, immediately prior to the closing of this offering. See “Selling Stockholders.”

Recent Developments

Dividend Announcement

On February 27, 2024, we announced that our board of directors declared a quarterly base cash dividend of $0.05 per share of Class A common stock and a quarterly base cash distribution of $0.05 per OpCo Unit. Additionally, our board of directors declared a quarterly variable cash dividend of $0.10 per share of Class A common stock and a quarterly variable cash distribution of $0.10 per OpCo Unit. The dividend is payable on March 21, 2024 to shareholders of record as of March 13, 2024.

Concurrent OpCo Unit Purchase

In connection with this offering, OpCo has agreed to purchase from the NGP Stockholders an aggregate 2,000,000 OpCo Units, at a price per OpCo Unit equal to the price per share to be received by the Selling Stockholders in this offering, and to cancel a corresponding number of shares of Class C common stock held by the NGP Stockholders. The total amount paid by OpCo to the NGP Stockholders will be approximately $     million. This offering is not conditioned upon the completion of the Concurrent OpCo Unit Purchase, but the Concurrent OpCo Unit Purchase is conditioned upon the completion of this offering.

We intend to fund the Concurrent OpCo Unit Purchase with cash on hand.

2024 Operational Guidance

Our estimated fiscal year 2024 total cash capital budget is approximately $1.9 billion to $2.1 billion. We expect to produce approximately 300 to 325 MBoe/d during the fiscal year ending 2024, with 145 to 150 MBbls/d of crude oil production. We expect to turn-in-line approximately 250 gross wells with an average completed lateral length of approximately 9,300 feet, average working interest of approximately 75% and 8/8ths net revenue interest of approximately 79%.

Principal Executive Offices

Our principal executive offices are located at 300 N. Marienfeld St., Suite 1000, Midland, TX 79701, and our telephone number is (432) 695-4222. Our website is www.permianres.com. Our periodic reports and other information filed with or furnished to the SEC are available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Except for information specifically incorporated by reference into this prospectus supplement or the accompanying base prospectus that may be accessed from our website, the information on, or otherwise accessible through, our website or any other website does not constitute a part of this prospectus supplement or the accompanying base prospectus.

The Offering

Selling Stockholders	NGP XI US Holdings, L.P., NGP Pearl Holdings II, L.L.C., Luxe Energy LLC, Silver Run Sponsor, LLC, Riverstone VI Centennial QB Holdings, L.P., Riverstone Non-ECI USPRI AIV, L.P., William M. Hickey III, James H. Walter, Robert J. Anderson, John Bell, David M. Leuschen, Pearl Energy Investments AIV, L.P., Pearl Energy Investment GP, L.P., Pearl CIII Holdings L.P., EnCap Energy Capital Fund VIII, L.P., Bold Energy Holdings, LLC (“Bold” and, collectively with William M. Hickey III, James H. Walter, John Bell, the NGP Stockholders and the Pearl Stockholders (as defined below), the “Redeeming Stockholders”), and EnCap Energy Capital Fund XI, L.P.

Class A common stock offered by the Selling Stockholders	48,500,000 shares. A portion of these shares represent shares of Class A common stock to be issued to the Redeeming Stockholders upon redemption of a corresponding number of OpCo Units, and cancellation of a corresponding number of shares of Class C common stock, immediately prior to the closing of this offering. See “Selling Stockholders.”

Class A common stock outstanding immediately after this offering	579,901,309 shares.

Class C common stock outstanding immediately after this offering and the Concurrent OpCo Unit Purchase	189,960,858 shares. Shares of our Class C common stock are non-economic. In connection with any redemption of OpCo Units pursuant to the Redemption Right (as defined below), the corresponding number of shares of Class C common stock will be cancelled.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our Class A common stock by the Selling Stockholders in this offering.

Dividend Policy	On February 27, 2024, we announced that our board of directors declared a quarterly base cash dividend of $0.05 per share of Class A common stock and a quarterly base cash distribution of $0.05 per OpCo Unit. Additionally, our board of directors declared a quarterly variable cash dividend of $0.10 per share of Class A common stock and a quarterly variable cash distribution of $0.10 per OpCo Unit. The dividend is payable on March 21, 2024 to shareholders of record as of March 13, 2024. Future dividend payments will depend on our level of earnings, financial requirements and other factors and will be subject to approval by our board of directors, applicable law and the terms of our existing debt documents.

NYSE symbol	“PR.”

Risk factors	Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement, page 2 of the accompanying base prospectus dated November 8, 2023 and page 26 of our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of certain risks you should consider before investing in our Class A common stock.

Voting rights	The holders of our common stock are entitled to elect directors but will not have cumulative voting rights in the election of directors. Holders of our common stock will otherwise be entitled to one vote per share held of record on all matters to be voted upon by the stockholders. Holders of our Class A common stock and Class C common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law. See the section titled “Description of Common Stock.”

The number of shares of our Class A common stock and Class C common stock to be outstanding after this offering and the Concurrent OpCo Unit Purchase is based on the number of shares of our Class A common stock and Class C common stock, respectively, outstanding as of February 23, 2024.

Summary Historical and Pro Forma Financial Data

The following tables show summary historical and pro forma financial data for the periods and as of the dates indicated. The summary historical financial data as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 were derived from the audited consolidated financial statements of the Company incorporated by reference herein. The unaudited pro forma historical financial data for the year ended December 31, 2023 was derived from the unaudited pro forma combined statement of operations of the Company incorporated by reference herein, which has been prepared from the respective historical consolidated financial statements of the Company, Earthstone and Novo, as applicable, for the year ended December 31, 2023, for the nine months ended September 30, 2023 and for the six months ended June 30, 2023, respectively. Pro forma financial data for the year ended December 31, 2023 gives effect to the Earthstone Transactions as if they had been consummated on January 1, 2022. Pro forma financial data contains certain reclassification adjustments to conform the respective historical Novo and Earthstone financial statement presentation to the Company’s financial statement presentation. See “Basis of presentation—Pro forma presentation.”

The pro forma financial data included or incorporated by reference in this prospectus is presented to reflect the Earthstone Transactions for illustrative purposes only. If the Earthstone Transactions had occurred in the past, our financial results might have been materially different from those presented in the pro forma financial data. The pro forma financial data should not be relied upon as an indication of financial results that would have been achieved if the Earthstone Transactions contemplated herein had taken place on the specified date. For additional information regarding the pro forma financial data included or incorporated by reference herein, see our unaudited pro forma combined statement of operations, together with the related notes thereto, as filed on February 29, 2024 in our Annual Report on Form 10-K, as incorporated by reference herein.

Neither the historical nor pro forma financial results are necessarily indicative of our future results. The summary financial data presented below are qualified in their entirety by reference to, and should be read in conjunction with, the historical and pro forma financial statements and related notes incorporated by reference herein.

	Historical			Pro Forma
	Year Ended December 31,
	2023	2022	2021	2023
(in thousands)				(unaudited)
Statement of operations data:
Operating revenues
Oil and gas sales	$3,120,893	$2,131,265	$1,029,892	$4,769,673
Operating expenses
Lease operating expenses	373,772	171,867	106,419	643,514
Severance and ad valorem taxes	240,762	155,724	67,140	376,781
Gathering, processing and transportation expenses	89,282	97,915	85,896	130,748
Depreciation, depletion and amortization	1,007,576	444,678	289,122	1,456,089
General and administrative expenses	161,855	159,554	110,454	224,402
Merger and integration expense	125,331	77,424	—	18,440
Impairment and abandonment expense	6,681	3,875	32,511	7,535
Exploration and other expenses	19,337	11,378	7,883	25,821

Total operating expenses	2,024,596	1,122,415	699,425	2,883,330
Net gain (loss) on sale of long-lived assets	211	(1,314)	34,168	211
Proceeds from terminated sale of assets	—	—	5,983	—

Income from operations	1,096,508	1,007,536	370,618	1,886,554
Other income (expense)
Interest expense	(177,209)	(95,645)	(61,288)	(290,314)
Gain (loss) on extinguishment of debt	—	—	(22,156)	—
Net gain (loss) on derivative instruments	114,016	(42,368)	(148,825)	17,728
Other income (expense)	2,333	609	395	1,815

Total other income (expense)	(60,860)	(137,404)	(231,874)	(270,771)

Income before income taxes	1,035,648	870,132	138,744	1,615,783
Income tax expense	(155,945)	(120,292)	(569)	(235,327)

Net income	879,703	749,840	138,175	1,380,456
Less: Net income attributable to noncontrolling interest	(403,397)	(234,803)	—	(483,556)

Net income attributable to Class A common stock	$476,306	$515,037	$138,175	$896,900

	Historical
	Year Ended December,
	2023	2022	2021
(in thousands)
Balance sheet data (at period end):
Cash and cash equivalents	$73,290	$59,545
Total property and equipment, net	14,079,756	7,889,399
Total assets	14,965,578	8,492,592
Long-term debt, net	3,848,781	2,140,798
Total liabilities	5,735,830	2,836,296
Noncontrolling interest	2,893,651	2,720,548
Total equity	9,229,748	5,656,296
Net cash provided by (used in):
Operating activities	$2,213,499	$1,371,671	$525,619
Investing activities	(1,578,379)	(1,205,049)	(226,476)
Financing activities	(631,188)	(106,625)	(297,547)
Non-GAAP financial measures (1):
Adjusted EBITDAX	$2,432,842	$1,516,294	$584,573
Free Cash Flow	$586,053	$569,917	$206,671
Adjusted Free Cash Flow	$711,384	$647,341	$206,671

(1)

See “—Non-GAAP financial measures” for definitions of Adjusted EBITDAX, Free cash flow and Adjusted free cash flow and reconciliations to the nearest comparable U.S. generally accepted accounting principles (“GAAP”) metric.

Non-GAAP financial measures

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A common stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and non-recurring items. Adjusted EBITDAX is not a measure of net income, or any other performance metric, as determined in accordance with GAAP.

Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

Free cash flow and Adjusted free cash flow

Free cash flow and Adjusted free cash flow are supplemental non-GAAP financial measures that are used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Free cash flow as net cash provided by operating activities before changes in working capital, less capital expenditures and Adjusted free cash flow as Free cash flow before non-recurring merger and integration expense.

Our management believes Free cash flow and Adjusted free cash flow are useful indicators of our ability to internally fund our future exploration and development activities, to service our existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or our merger and integration costs and after funding our capital expenditures incurred or paid for the period. We believe that these measures, as so adjusted, present meaningful indicators of our actual sources and uses of capital associated with our operations conducted during the applicable period. Our computations of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Free cash flow and Adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.

Adjusted EBITDAX, Free cash flow and Adjusted free cash flow are not financial measures that are determined in accordance with GAAP and should be read in conjunction with the information contained in our consolidated financial statements prepared in accordance with GAAP.

The following tables present a reconciliation of Adjusted EBITDAX to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, and Free cash flow and Adjusted free cash flow to net cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Historical
	Year Ended December 31,
	2023	2022	2021
(in thousands)
Net income attributable to Class A common stock	$476,306	$515,037	$138,175
Net income attributable to noncontrolling interest	403,397	234,803	—
Interest expense	177,209	95,645	61,288
Income tax expense	155,945	120,292	569
Depletion, depreciation and amortization	1,007,576	444,678	289,122
Impairment and abandonment expense	6,681	3,875	32,511
(Gain) loss on extinguishment of debt	—	—	22,156
Non-cash derivative (gain) loss	(14,606)	(77,737)	16,700
Stock-based compensation expense (1)	75,877	89,585	56,320
Exploration and other expenses	19,337	11,378	7,883
Merger and integration expense	125,331	77,424	—
Proceeds from terminated sale of assets	—	—	(5,983)
(Gain) loss on sale of long- lived assets	(211)	1,314	(34,168)

Adjusted EBITDAX (non-GAAP)	$2,432,842	$1,516,294	$584,573

(1)

Includes stock-based compensation for equity awards and also for cash-based liability awards that have not yet been settled in cash, both of which relate to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

	Historical
	Year Ended December 31,
	2023	2022	2021
(in thousands)
Net cash provided by operating activities	$2,213,499	$1,371,671	$525,619
Changes in working capital:
Accounts receivable	(36,336)	66,824	21,475
Prepaid and other assets	27,267	1,751	(2,907)
Accounts payable and other liabilities	(83,160)	(90,929)	(16,016)
Operating cash flow before working capital changes	2,121,270	1,349,317	528,171
Less: total capital expenditures incurred	1,535,217	(779,400)	(321,500)

Free cash flow (deficit) (non-GAAP)	$586,053	$569,917	$206,671

Merger and integration expense	125,331	77,424	—

Adjusted free cash flow (non-GAAP)	$711,384	$647,341	$206,671

Summary historical reserve estimates

The following table presents, as of December 31, 2023, summary data with respect to our estimated net proved oil and natural gas reserves. The reserve estimates attributable to our properties as of December 31, 2023 presented in the table below are based on the reserve report prepared by Netherland, Sewell & Associates, Inc. All of these reserve estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect.

As of December 31, 2023(1)
Proved developed reserves:
Oil (MBbls)	271,328
Natural gas (MMcf)	1,441,914
NGLs (MBbls)	192,368

Total proved developed reserves (MBoe) (2)	704,015
Proved undeveloped reserves:
Oil (MBbls)	122,008
Natural gas (MMcf)	324,176
NGLs (MBbls)	45,046

Total proved undeveloped reserves (MBoe) (2)	221,083
Total proved reserves:
Oil (MBbls)	393,336
Natural gas (MMcf)	1,766,090
NGLs (MBbls)	237,414

Total proved reserves (MBoe) (2)	925,098
Proved developed reserves %	76%
Proved undeveloped reserves %	24%
Reserve values (in millions):
Standardized measure of discounted future net cash flows	$9,526.2
Discounted future income tax expense	1,581.5

Total proved PV-10 (3)	$11,107.7

(1)

Our reserves and pre-tax present value discounted at ten percent (“PV-10”) were determined using average first-day-of-the-month prices for the prior 12 months in accordance with SEC guidance. For oil and NGL volumes, the average West Texas Intermediate posted price of $74.70 per barrel of oil (“Bbl”) as of December 31, 2023 was adjusted for items such as quality, transportation fees and market differentials. For natural gas volumes, the average Henry Hub Index spot price of $2.64 per million British thermal unit (“MMBtu”) as of December 31, 2023 was similarly adjusted for items such as energy content, transportation fees and market differentials. All prices were held constant throughout the lives of the properties. The average adjusted product prices over the remaining lives of the properties are $77.05 per Bbl, $1.63 per thousand cubic feet (“Mcf”) of natural gas and $24.95 per Bbl of NGLs as of December 31, 2023.

(2)	Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Bbl of oil equivalent (“Boe”).
(3)

Total proved PV-10 is a supplemental non-GAAP financial measure as defined by the SEC and is derived from the standard measure of discounted future net cash flows (the “standardized measure”), which is the most directly comparable GAAP financial measure. PV-10 is computed on the same basis as the standardized measure but without deducting future income taxes. We believe PV-10 is a useful measure for investors when evaluating the relative monetary significance of our oil and natural gas properties. We further believe investors may utilize our PV-10 as a basis for comparison of the relative size and value of our proved reserves to other companies because many factors that are unique to each individual company impact the amount of future income taxes to be paid. However, PV-10 is not a substitute for the standardized measure. Our PV-10 and standardized measure do not purport to present the fair value of our proved oil, NGL and natural gas reserves.

RISK FACTORS

The shares of our Class A common stock offered by this prospectus supplement and the accompanying base prospectuses involve a high degree of risk. You should read carefully the risks and uncertainties described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference, in evaluating an investment in our Class A common stock. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our Class A common stock could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our Class A common stock, you should also refer to the other information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to this offering and our Class A common stock

The prevailing market price of shares of our Class A common stock may be volatile.

The prevailing market price of shares of our Class A common stock may fluctuate due to a variety of factors, including:

•	general market conditions, including fluctuations in commodity prices and high interest rates and related changes in monetary policy;

•	our operating and financial performance;

•	the number of identified drilling locations and our reserves estimates;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues, capital expenditures, production and unit costs;

•	the public reaction to our press releases (including press releases relating to this offering), our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A common stock;

•	sales of our Class A common stock by us or other stockholders or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•	actions by our stockholders, including the Concurrent OpCo Unit Purchase;

•	domestic and international economic, geopolitical, legal and regulatory factors unrelated to our performance;

•

general economic and political conditions, such as the effects of the Coronavirus Disease 2019 pandemic, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism, including the armed conflict in Ukraine and recent tensions in the Middle East; and

•	the realization of any risks described in this “Risk Factors” section or in the “Risk Factors” section in our most recent Annual Report on Form 10-K, incorporated by reference herein.

These market and industry factors may materially reduce the prevailing market price of shares of Class A common stock regardless of our operating performance.

This offering is not conditioned on the closing of the Concurrent OpCo Unit Purchase, so the fully diluted ownership of our common stock may not give effect to the Concurrent OpCo Unit Purchase.

This offering is not conditioned upon the closing of the Concurrent OpCo Unit Purchase. If OpCo does not consummate the Concurrent OpCo Unit Purchase, your relative ownership percentage in us will be less than it would be if OpCo purchased such OpCo Units and we cancelled a corresponding number of shares of Class C common stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent a right to receive, common stock. Any issuance of additional shares of our common stock or convertible securities will dilute the ownership interest of our common stockholders. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market, or the perception that these sales could occur, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

As a result of the merger (the “Colgate Merger”) of Colgate Energy Partners III, LLC (“Colgate”) with OpCo in September 2022, we issued 269.3 million shares of our Class C common stock and a corresponding number of OpCo Units, which are redeemable on a one-for-one basis for shares of our Class A common stock at the election of the holder for no additional consideration, to former Colgate stockholders, including the NGP Stockholders and certain affiliates of Pearl Energy Investments. In addition, as a result of the Earthstone Merger, we issued 161.2 million and 49.5 million shares of Class A common stock and Class C common stock, respectively, to former Earthstone stockholders. These stockholders may decide not to hold the shares of Class A common stock or Class C common stock and OpCo Units, as applicable, and these sales (or the perception that these sales may occur) could have the effect of depressing the market price for our common stock.

In addition, pursuant to the Registration Rights Agreement (as defined below) we entered into with certain of the Selling Stockholders and the other parties listed on the signature pages thereto in connection with the Earthstone Merger, at any of such holders’ election, we are generally required, subject to certain limitations, to assist them in a secondary offering and sale of the shares of Class A common stock they hold (or may hold in the future upon the exercise of their Redemption Right, as applicable) in accordance with the Registration Rights Agreement. Any such sales of shares of Class A common stock by such holders, or expectations thereof, could similarly have the effect of depressing the market price for our Class A common stock.

The declaration of dividends and any repurchases of our common stock are each within the discretion of our board of directors based upon a review of relevant considerations, and there is no guarantee that we will pay any dividends on or repurchase shares of our common stock in the future or at levels anticipated by our stockholders.

Dividends, whether fixed or variable, and stock repurchases are authorized and determined by our board of directors in its sole discretion and depend upon a number of factors, including the Company’s financial results, cash requirements and future prospects, restrictions in our debt agreements, as well as such other factors deemed relevant by our board of directors. In September 2022 at the closing of the Colgate Merger, we announced an upsized $500 million stock repurchase program, but this repurchase program may be suspended from time to time, modified, extended or discontinued by our board of directors at any time. As of December 31, 2023, approximately $375.7 million remained available to purchase shares under our stock repurchase program. Similarly, any dividends, whether fixed or variable, we may declare in the future will be determined by our board of directors in its sole discretion. Any elimination of, or downward revision in, our stock repurchase program or dividend policy could have an adverse effect on the market price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Class A common stock being offered by any of the Selling Stockholders under this prospectus supplement. The Selling Stockholders will receive all of the net proceeds from the sale of these shares. However, in accordance with, among other things, the Registration Rights Agreement, dated as of August 21, 2023 (the “Registration Rights Agreement”), by and among the Company and the security holders listed on the signature pages thereto, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of Class A common stock by the Selling Stockholders pursuant to this prospectus supplement.

REDEMPTION OF OPCO UNITS AND CLASS C COMMON STOCK

Pursuant to the Seventh Amended and Restated Limited Liability Company Agreement of OpCo (the “LLCA”), each holder of OpCo Units (an “OpCo Unit Holder”), other than the Company and its subsidiaries, holds one share of our Class C common stock for each OpCo Unit held by such OpCo Unit Holder. Pursuant to the LLCA, each OpCo Unit Holder, including the Redeeming Stockholders named in this prospectus supplement, has the right to redeem its OpCo Units, together with the cancellation of a corresponding number of shares of Class C common stock, for a corresponding number of shares of Class A common stock (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassification and similar transactions) or, if either we or OpCo so elect, cash. Upon the redemption of such OpCo Units for shares of Class A common stock, a corresponding number of shares of Class C common stock will be cancelled.

As OpCo Unit Holders redeem their OpCo Units, and cancel a corresponding number of their Class C common stock, for Class A common stock, our relative ownership interest in OpCo will correspondingly increase.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Fourth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (our “Bylaws”), each of which are incorporated by reference herein. We encourage you to read our Certificate of Incorporation and our Bylaws for additional information.

Authorized Capital Shares

Our authorized capital consists of 1,000,000,000 shares of Class A common stock, 500,000,000 shares of Class C common stock and 1,000,000 shares of preferred stock with a par value of $0.0001 per share (“Preferred Stock”). The outstanding shares of our Class A common stock are fully paid and nonassessable.

Voting Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, the holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Holders of our common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Our common stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Class A common stock are entitled to receive ratable dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to any preferential rights of outstanding shares of Preferred Stock, holders of the Class A common stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.

Listing

The Class A common stock is traded on the NYSE under the trading symbol “PR.”

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (C) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation or our Bylaws or (D) any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in our Certificate of Incorporation and Bylaws, described below, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests.

•

Preferred Stock: We are permitted to issue, without any further vote or action by our stockholders, shares of Preferred Stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series.

•

Classified Board: Our board of directors is classified into three classes: Class I, Class II and Class III, with each class serving staggered three-year terms in office. The likely effect of the classification of the board of directors is an increase in the time required for the stockholders to change the composition of the board of directors.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

•	Special Meetings: Special meetings of our stockholders may only be called by a majority vote of our board of directors, by our Chief Executive Officer or by the Chairman of our board of directors.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents us from engaging in any business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person) for a period of three years following the time that person becomes an interested stockholder unless:

•	before that person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

•

upon completion of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock owned by persons who are directors and are also officers, and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The provisions of Section 203 do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of Section 203. Because our Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203, the statute will apply to business combinations involving us.

SELLING STOCKHOLDERS

This prospectus supplement covers the offer and sale of up to an aggregate 48,500,000 shares of our Class A common stock by the Selling Stockholders identified below, and the resale, from time to time in one or more offerings, of up to 1,820,078 owned by certain of the Selling Stockholders identified below.

A portion of the shares of Class A common stock offered, and registered, hereby are issuable upon the redemption of the OpCo Units, together with the cancellation of a corresponding number of shares of our Class C common stock (the “Redemption Right”). Such shares of Class C common stock and OpCo Units were acquired by (i) the NGP Stockholders and Pearl Energy Investments, L.P., Pearl Energy Investments II, L.P. and Pearl CIII Holdings, L.P. (“Pearl CIII”), as well as certain members of our management, in connection with the completion of the Colgate Merger and (ii) Bold in connection with the completion of the Earthstone Merger. Any issuance of the Class A common stock to the Redeeming Stockholders in connection with exercise of the Redemption Right will be, and the initial issuance of the Class C common stock (and related OpCo Units) to the Redeeming Stockholders was, exempt from the registration requirements of the Securities Act.

Except as otherwise indicated, beneficial ownership has been determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of common stock subject to currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after the date of this prospectus supplement, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

The following table sets forth information as of February 27, 2024 provided by each Selling Stockholder on or prior to such date regarding the beneficial ownership of common stock by the Selling Stockholders, the number of shares of our Class A common stock offered hereby by the Selling Stockholders and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of this offering and the Concurrent OpCo Unit Purchase. The number of shares of common stock outstanding and percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of February 27, 2024 and are based on 540,951,732 shares of our Class A common stock and 230,910,435 shares of our Class C common stock outstanding as of February 23, 2024. Information in the table below with respect to beneficial ownership has been furnished by the Selling Stockholders. We have not sought to verify the information provided by the Selling Stockholders.

	Shares Owned Before the Offering			Shares of Class A common stock that may be sold hereby (3)	Shares Owned After the Offering and the Concurrent OpCo Unit Purchase (4)
Selling Stockholders (1):	Class A common stock	Class C common stock	Combined Voting Power (2)		Class A common stock	Class C common stock	Combined Voting Power (2)
NGP XI US Holdings, L.P. (5)	—	11,397,923	1.5%	1,793,466	—	9,086,350	1.2%
NGP Pearl Holdings II, L.L.C. (6)	—	5,689,686	*	895,274	—	4,535,780	*
Luxe Energy LLC (7)	—	26,910,734	3.5%	4,234,411	—	21,453,062	2.8%
Riverstone VI Centennial QB Holdings, L.P. (8) (9)	36,137,046	—	4.7%	4,393,409	31,743,637	—	4.1%
Riverstone Non-ECI USRPI AIV, L.P. (8) (10)	3,632,581	—	*	441,635	3,190,946	—	*
Silver Run Sponsor, LLC (8) (11)	1,932,221	—	*	65,890	1,866,331	—	*

	Shares Owned Before the Offering			Shares of Class A common stock that may be sold hereby (3)	Shares Owned After the Offering and the Concurrent OpCo Unit Purchase (4)
Selling Stockholders (1):	Class A common stock	Class C common stock	Combined Voting Power (2)		Class A common stock	Class C common stock	Combined Voting Power (2)
David M. Leuschen (8) (12)	842,948	—	*	99,066	743,882	—	*
EnCap Energy Capital Fund VIII, L.P. (13)	3,021,829	—	*	369,601	2,652,228	—	*
Bold Energy Holdings, LLC (14)	—	44,555,272	5.8%	5,449,577	—	39,105,695	5.1%
EnCap Energy Capital Fund XI, L.P. (15)	26,006,121	—	3.4%	3,180,822	22,825,299	—	3.0%
Pearl Energy Investments AIV, L.P. (16)	—	44,662,730	5.8%	10,540,404	—	34,122,326	4.4%
Pearl Energy Investment GP, L.P. (17)	—	11,766,656	1.5%	3,422,135	—	8,344,521	1.1%
Pearl CIII Holdings, L.P. (18)	—	16,609,730	2.2%	4,114,310	—	12,495,420	1.6%
William M. Hickey III (19)	—	16,267,681	2.1%	4,000,000	—	12,267,681	1.6%
James H. Walter (20)	—	16,042,681	2.1%	4,000,000	—	12,042,681	1.6%
John Bell (21)	53,517	1,853,243	*	500,000	53,517	1,353,243	*
Robert J. Anderson (22)	1,476,306	—	*	1,000,000	476,306	—	*

*	Less than 1%
(1)	Each of the Redeeming Stockholders is a member of OpCo and has received one share of Class C common stock for each OpCo Unit that it holds.
(2)

Represents the percentage of voting power of our Class A common stock and Class C common stock voting together as a single class. Each share of Class C common stock has no economic rights but entitles the holder thereof to one vote for each OpCo Unit held by such holder. Accordingly, the holders of our Class C common stock collectively have a number of votes in the Company equal to the number of OpCo Units that they hold.

(3)

Includes shares of our Class C common stock owned by the Selling Stockholders that, subject to the terms of the LLCA, are, together with a corresponding number of OpCo Units, redeemable for shares of Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassification and similar transactions.

(4)

Represents the amounts of shares that will be held by the Selling Stockholders after completion of this offering based on the assumptions that no other shares of our common stock will be acquired prior to completion of this offering by the Selling Stockholders. The Selling Stockholders may sell all, some or none of the shares offered pursuant to this prospectus supplement and may sell other shares of our common stock that it may own pursuant to another registration statement under the Securities Act or sell some or all of its shares pursuant to an exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the Selling Stockholders after completion of this offering or otherwise. The Concurrent OpCo Unit Purchase is conditioned on the consummation of this offering, but this offering is not conditioned on the consummation of the Concurrent OpCo Unit Purchase. See “Summary—Recent Developments—Concurrent OpCo Unit Purchase.”

(5)

NGP XI US Holdings, L.P. is the direct beneficial owner of the securities reported. NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P.

GFW XI, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Jill Lampert and Philip Deutch serve as voting members on the Executive Committee of NGP Energy Capital Management, L.L.C.
(6)

NGP Pearl Holdings II, L.L.C. is the direct beneficial owner of the securities reported. NGP XII US Holdings, L.P. controls NGP Pearl Holdings II, L.L.C. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Jill Lampert and Philip Deutch serve as voting members on the Executive Committee of NGP Energy Capital Management, L.L.C.

(7)

Luxe Energy LLC is the direct beneficial owner of the securities reported. NGP XI US Holdings, LP controls Luxe Energy LLC. NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick, Jill Lampert and Philip Deutch serve as voting members on the Executive Committee of NGP Energy Capital Management, L.L.C.

(8)

David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”), which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Holdings”) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019. Riverstone Capital Services LLC, a registered broker-dealer, is an affiliate of these entities and individuals.

(9)

Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings”) is the record holder of 36,137,046 shares of Class A common stock. Holdings is the sole shareholder of Riverstone Energy GP VI Corp., which is the managing member of Riverstone Energy GP VI, LLC, which is the general partner of Riverstone Energy Partners VI, L.P., which is the general partner Riverstone QB Holdings. As such, each of Messrs. Leuschen and Lapeyre, Riverstone Management, Riverstone/Gower, Holdings, Riverstone Energy GP VI Corp, Riverstone Energy GP VI, LLC and Riverstone Energy Partners VI, L.P. may be deemed to share beneficial ownership of the securities held of record by Riverstone QB Holdings The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(10)

Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”) is the record holder of 3,632,581 shares of Class A common stock. Riverstone Non-ECI GP Ltd. is the sole member of Riverstone Non-ECI Cayman GP LLC, which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P., which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C., which is the general partner of Riverstone Non-ECI. Riverstone Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre. As such, each of Messrs. Leuschen and Lapeyre, Riverstone Non-ECI GP Ltd., Riverstone Non-ECI Cayman GP LLC, Riverstone Non-ECI Partners GP (Cayman), L.P., and Riverstone Non-ECI USRPI AIV GP, L.L.C. may be deemed to share beneficial ownership of the securities held of record by Riverstone Non-ECI. The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(11)

Silver Run Sponsor, LLC (“Silver Run Sponsor”) is the record holder of 1,932,221 shares of Class A common stock. Holdings is the managing member of Silver Run Sponsor Manager, LLC, which is the managing member of Silver Run Sponsor. As such, each of Messrs. Leuschen and Lapeyre, Riverstone Management, Riverstone/Gower, Holdings and Silver Run Sponsor Manager, LLC may be deemed to share beneficial ownership of the securities held of record by Silver Run Sponsor. The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(12) Mr. Leuschen is the record holder of 842,948 shares of Class A common stock. Mr. Leuschen previously served as a director of the Company. Riverstone Capital Services LLC, a registered broker-dealer, is an affiliate of Mr. Leuschen. Mr. Leuschen’s business address is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.
(13)

EnCap Energy Capital Fund VIII, L.P. is controlled by EnCap Equity Fund VIII GP, L.P., its general partner (“EnCap VIII GP”). EnCap VIII GP is controlled by EnCap Investments L.P., its general partner (“EnCap Investments”). EnCap Investments is controlled by EnCap Investments GP, L.L.C., its general partner (“EnCap Investments GP”). EnCap Investments GP is controlled by EnCap Investments Holdings, LLC, its sole member (“EnCap Investments Holdings”). EnCap Investments Holdings is controlled by EnCap Partners, LP, its managing member (EnCap Partners LP”). EnCap Partners LP is controlled by EnCap Partners GP, LLC, its sole general partner (“EnCap Partners GP”). The business address of EnCap Energy Capital Fund VIII, L.P. is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(14)

Bold Energy Holdings, LLC is controlled by EnCap Energy Capital Fund IX, L.P., its sole member (“EnCap Energy”). EnCap Energy is controlled by EnCap Equity Fund IX GP, L.P., its general partner (“EnCap Energy GP”). EnCap Energy GP is controlled by EnCap Investments, its general partner. EnCap Investments is controlled by EnCap Investments GP, its general partner. EnCap Investments GP is controlled by EnCap Investments Holdings, its sole member. EnCap Investments Holdings is controlled by EnCap Partners LP, its managing member. EnCap Partners LP is controlled by EnCap Partners GP, its sole general partner. The business address of Bold Energy Holdings, LLC is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(15)

EnCap Energy Capital Fund XI, L.P. is controlled by EnCap Equity Fund XI GP, L.P., its general partner (“EnCap XI GP”). EnCap XI GP is controlled by EnCap Equity Fund XI GP, LLC, its general partner (“EnCap XI UGP”). EnCap XI UGP is controlled by EnCap Investments, its sole member. EnCap Investments is controlled by EnCap Investments GP, its general partner. EnCap Investments GP is controlled by EnCap Investments Holdings, its sole member. EnCap Investments Holdings is controlled by EnCap Partners LP, its managing member. EnCap Partners LP is controlled by EnCap Partners GP, its sole general partner. The business address of EnCap Energy Capital Fund XI, L.P. is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(16)

The Class C common stock held by Pearl Energy Investments AIV, L.P. (“Pearl AIV”) represents 44,662,730 OpCo Units and an equal number of shares of Class C common stock previously held directly by Pearl Energy Investments, L.P. (“Pearl”) that were distributed to Pearl AIV in a distribution, which are redeemable, as a unit, into an equal number of shares of Class A common stock. Pearl AIV is controlled by Pearl Energy Investment GP, L.P., its general partner. Pearl Energy Investment GP, L.P. is controlled by Pearl Energy Investment UGP, LLC (“Pearl UGP”). Pearl UGP is controlled by William J. Quinn, the founder and managing partner of Pearl Energy Investments (“Quinn”). Quinn is a member of our board of directors. The business address of Pearl AIV is 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201.

(17)

The Class C common stock held by Pearl Energy Investment GP, L.P. (“Pearl GP LP” and, collectively with Pearl AIV and Pearl CIII, the “Pearl Stockholders”) represents 11,766,656 OpCo Units and an equal number of shares of Class C common stock previously held directly by Pearl that were distributed to Pearl GP LP in a distribution, which are redeemable, as a unit, into an equal number of shares of Class A common stock. Pearl GP LP is controlled by Pearl UGP. Pearl UGP is controlled by Quinn. Quinn is a member of our board of directors. The business address of Pearl GP LP is 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201.

(18)

Pearl CIII is controlled by Pearl Energy Investment II GP, L.P., its general partner (“Pearl II GP, L.P.”). Pearl II GP, L.P. is controlled by Pearl Energy Investment II UGP, LLC (“Pearl II UGP”). Pearl II UGP is controlled by Quinn. Quinn is a member of our board of directors. The business address of Pearl CIII is 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201.

(19)

Includes 2,989,989 shares held by Hickey Family Investments LP. The reporting person is the controlling person of Hickey Family Investments LP and therefore may be deemed to beneficially own the securities held by Hickey Family Investments LP. William M. Hickey III is a member of our board of directors and serves as our Co-Chief Executive Officer. The business address of Hickey Family Investments LP and William M. Hickey III is 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701.

(20)

Includes 2,989,989 shares held by Bedford Family Partners LP. The reporting person is the controlling person of Bedford Family Partners LP and therefore may be deemed to beneficially own the securities held by Bedford Family Partners LP. James H. Walter is a member of our board of directors and serves as our

Co-Chief Executive Officer. The business address of Bedford Family Partners LP and James H. Walter is 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701.
(21)

Includes 38,737 shares of Class A common stock subject to continued time-based vesting requirements, which are not being registered hereby. John Bell serves as our Executive Vice President and General Counsel. The business address of John Bell is 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701.

(22)

Includes 9,471 shares of Class A common stock subject to continued time-based vesting requirements, which are not being registered hereby. Robert J. Anderson is a member of our board of directors. The business address of Robert J. Anderson is 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701.

Material Relationships with Selling Stockholders

Our material relationships with the Selling Stockholders and their affiliates are indicated above and included below, and certain of such relationships are set forth in “Note 13—Transactions with Related Parties” included in our audited consolidated financial statements for the year ended December 31, 2023, included in our Annual Report on Form 10-K for the year ended December 31, 2023, which are incorporated herein by reference.

OpCo LLC Agreement

Pursuant to the LLCA, each OpCo Unit Holder holds one share of our Class C common stock for each OpCo Unit held by such OpCo Unit Holder. Pursuant to the LLCA, each OpCo Unit Holder, including the Redeeming Stockholders named in this prospectus supplement, has the right to redeem its OpCo Units, together with the cancellation of a corresponding number of shares of Class C common stock, for a corresponding number of shares of Class A common stock (subject to customary conversion rate adjustments for stock splits, stock dividends and reclassification and similar transactions) or, if either we or OpCo so elect, cash. Upon the redemption of such OpCo Units for shares of Class A common stock, a corresponding number of shares of Class C common stock will be cancelled.

As OpCo Unit Holders redeem their OpCo Units, and cancel a corresponding number of their Class C common stock, for Class A common stock, our relative ownership interest in OpCo will correspondingly increase.

Registration Rights Agreement

On August 21, 2023, we entered into the Registration Rights Agreement. The Registration Rights Agreement requires the Company to register for resale (i) shares of Class A common stock issuable upon the redemption of OpCo Units, and cancellation of a corresponding number of shares of Class C common stock, in accordance with the LLCA, (ii) any outstanding shares of Class A common stock or any other equity security (including shares of Class A common stock issued or issuable upon the exercise of any other equity security) of the Company held by a holder thereof as of the effective time of the Earthstone Merger, and (iii) any other equity security of the Company issued or issuable with respect to any such share of Class A common stock by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization. The holders party to the Registration Rights Agreement also received certain “piggyback” registration rights to participate in underwritten offerings of the Company, subject to customary exceptions, and rights to demand certain underwritten offerings.

Pursuant to the Registration Rights Agreement, certain of the Selling Stockholders, subject to limited exceptions, agreed to a lock-up (the “RRA Lock-Ups”) on their respective shares of Class A common stock, Class C common stock, OpCo Units (including the shares of Class A common stock issuable upon redemption of the OpCo Units in accordance with the LLCA) and any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Class A common stock or Class C common stock (collectively, the “RRA Lock-Up Securities”), pursuant to which such parties agreed not to transfer such RRA Lock-Up Securities until the six-month anniversary of the closing date of the Earthstone Merger, subject to certain exceptions. The Company has entered into waivers with each of the Selling Stockholders that are subject to the RRA Lock-Ups with respect to the RRA Lock-Ups in connection with this offering.

The Registration Rights Agreement became effective upon the closing of the Earthstone Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF

OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions of cash or other property on our Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the

non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on gross proceeds from sales or other dispositions of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

INVESTMENT IN PERMIAN RESOURCES CORPORATION BY EMPLOYEE BENEFIT PLANS

The following is a summary of certain considerations associated with the purchase and holding of our Class A common stock by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our Class A common stock with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of our Class A common stock is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•

whether the acquisition or holding of the shares of Class A common stock will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see the discussion under “—Prohibited Transaction Issues” below); and

•

whether the Plan will be considered to hold, as plan assets, (i) only shares of Class A common stock or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of

ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The purchase and/or holding of Class A common stock by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, Class A common stock should not be acquired or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

•

the equity interests acquired by ERISA Plans are “publicly offered securities” (as defined in the DOL regulations)—i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are freely transferable, and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

•

the entity is an “operating company” (as defined in the DOL regulations)—i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

•

there is no significant investment by “benefit plan investors” (as defined in the DOL regulations)—i.e., immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

The foregoing discussion of issues arising for investments by employee benefit plans under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive and is based on laws in effect on the date of this prospectus. This discussion should not be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons contemplating purchasing and/or holding our Class A common stock on behalf of, or with the assets of, any Plan should consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our Class A common stock. Purchasers of our Class A common stock have the exclusive responsibility for ensuring that their purchase and holding of our Class A common stock complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our Class A common stock to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated  , 2024, the Selling Stockholders have agreed to sell to Goldman Sachs & Co. LLC 48,500,000 of shares of Class A common stock.

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of Class A common stock in the offering if any are purchased. The underwriting agreement also provides that if the underwriter defaults, the offering may be terminated.

The Selling Stockholders have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $    per share. After the initial offering of the shares of Class A common stock, the underwriters may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we and the Selling Stockholders will pay:

	Per Share	Total
Underwriting Discounts and Commissions paid by the Selling Stockholders	$	$

We paid all expenses of the registration of, and will pay all expenses of the sale of, the shares of Class A common stock to be sold by the Selling Stockholders in accordance with, among other things, the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws and the Selling Stockholders’ expenses; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions and stock transfer and taxes applicable to the sale of its shares of Class A common stock and fees and disbursements of its counsel, if any.

We estimate that our out-of-pocket expenses for this offering will be approximately $0.6 million. We have also agreed to reimburse the underwriter for certain of its expenses in an amount up to $10,000.

Our Class A common stock is listed on the NYSE under the symbol “PR.”

We have agreed that, subject to certain exceptions, we will not take any of the following actions: (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, pledge, grant any option, right or warrant to purchase, make any short sale, lend or otherwise transfer or dispose, directly or indirectly, or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to any shares of our Class A common stock, OpCo Units, shares of our Class C common stock or any securities that are substantially similar to the foregoing or any options or warrants to purchase shares of our Class A common stock, OpCo Units or shares of our Class C common stock or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A common stock, OpCo Units or shares of Class C common stock or substantially similar securities (the “Company Lock-Up Securities”), or publicly disclose the intention to undertake any of the foregoing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Lock-Up Securities, whether any such transaction described in the foregoing clause (i) or (ii) is to be settled by delivery of Company Lock-Up Securities, in cash or otherwise, without the prior written consent of Goldman Sachs & Co. LLC, for a period of 45 days after the date of this prospectus supplement.

Our officers (as such term is defined in Section 16 under the Exchange Act), directors and the Selling Stockholders have agreed that, without the prior written consent of Goldman Sachs & Co. LLC, for a period of 45 days after the date of this prospectus supplement, subject to certain exceptions, they will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our Class A common stock, or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our Class A common stock, whether owned at the date of such agreement or thereafter acquired, owned directly by such person (including holding as a custodian) or with respect to which such person has beneficial ownership within the rules and regulations of the SEC. Such restrictions also preclude such persons from engaging in any hedging or other transaction, including any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to such person’s shares of Class A common stock or with respect to any security that includes, relates to or derives any significant part of its value from such shares of Class A common stock, that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of such person’s shares of Class A common stock even if such shares of Class A common stock would be disposed of by someone other than such person.

In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. The underwriter may close out any covered short position by purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares pursuant to this offering. In the event of a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

The underwriter and its affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, certain of the Selling Stockholders and our and their respective affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours, certain of the Selling Stockholders’ or our or their respective affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that Shares may be offered to the public in that Relevant State at any time:

•	to any legal entity which is a “qualified investor” as defined under Article 2 of the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriter and us that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For purposes of this provision, the expression “an offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriter, is authorized to make any further offer of the shares on behalf of the Company or the underwriter.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the shares may be offered to the public in the United Kingdom at any time:

•	to any legal entity which is a “qualified investor” as defined under Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than “qualified investors” as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within section 86 of the Financial Services and Markets Act 2000 (as amended, “FSMA”),

provided that no such offer of shares shall require us or the underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriter and us that it is a qualified investor within the meaning of Article 2 of the UK Prospectus Regulation.

The Company, the underwriter and their affiliates will rely upon the truth and accuracy of the foregoing representation, warranty and agreement.

For purposes of this provision, the expression “an offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Singapore

The underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of the corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification-In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the Company has determined and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice PAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our Class A common stock offered, and registered, hereby. This prospectus does not contain all of the information included in that registration statement and the exhibits and schedules thereto. For further information about us and the Class A common stock offered, and registered, hereby, you should refer to the registration statement and its exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. Certain information is also incorporated by reference in this prospectus as described under “—Incorporation by Reference.”

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, and the exhibits and schedules thereto can be downloaded from the SEC’s website. We also furnish our shareholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.permianres.com. You may access our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports, in each case filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus, and investors should not rely on such information in making a decision to purchase our Class A common stock.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement. Any statement so modified or replaced will not be deemed, except as so modified or replaced, to constitute a part of this prospectus. Accordingly, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information furnished to, rather than filed with, the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2023;

•	Our Current Reports on Form 8-K filed with the SEC on September 19, 2023 and November 8, 2023; and

•

The description of our Class  A common stock included in our Registration Statement on Form 8-A, filed with the SEC on September 8, 2022, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023, including any amendments or reports filed for the purpose of updating, changing or otherwise modifying such description.

You may request a free copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus at no cost, by writing or calling us at the following address:

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, TX 79701

(432) 695-4222

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the shares of our Class A common stock offered by this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Latham & Watkins LLP, Houston, Texas will pass upon certain legal matters relating to the issuance and sale of the Class A common stock offered hereby on behalf of the underwriter. Certain legal matters in connection with the offering of our Class A common stock pursuant to this prospectus supplement will be passed upon for the Selling Stockholders by Vinson & Elkins L.L.P., Houston, Texas, and Simpson Thacher & Bartlett LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been incorporated by reference herein, and the effectiveness of internal control over financial reporting as of December 31, 2023, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2023, contains an explanatory paragraph that states the Company acquired Earthstone during 2023, and management excluded from its assessment of the effectiveness of the Company’s and its subsidiaries’ internal control over financial reporting as of December 31, 2023, Earthstone’s internal control over financial reporting associated with 39% of total assets and 11% of total revenues included in the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2023. The audit of internal control over financial reporting of the Company and its subsidiaries also excluded an evaluation of the internal control over financial reporting of Earthstone.

The consolidated financial statements of Earthstone Energy, Inc., as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated in this prospectus supplement by reference from the Current Report on Form 8-K of Permian Resources Corporation filed on September 19, 2023, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The combined consolidated financial statements of Novo Oil & Gas Holdings, LLC as of December 31, 2022 and 2021 and for the years then ended, incorporated in this prospectus by reference from the Current Report on Form 8-K of Permian Resources Corporation filed on September 19, 2023, have been audited by Moss Adams LLP, independent accountants, as stated in their report, which is incorporated herein by reference. Such combined consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Estimates of our oil and natural gas reserves and related future net cash flows related to our properties as of December 31, 2023, 2022 and 2021 incorporated by reference herein were based upon a reserve report prepared by our independent petroleum engineer, Netherland, Sewell & Associates, Inc. We have incorporated these estimates in reliance on the authority of such firm as an expert in such matters.

PROSPECTUS

Permian Resources Corporation

334,064,083 Shares

Class A Common Stock

Offered by the Selling Stockholders

This prospectus relates to the offer and sale, from time to time, in one or more offerings, by the selling stockholders (including their donees, pledgees, transferees or other successors-in-interest) named herein (the “Selling Stockholders”) of up to an aggregate of 334,064,083 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Permian Resources Corporation (the “Company,” “Permian Resources,” “we,” “us” or “our”) consisting of up to: (i) 252,623,302 shares of Class A common stock previously registered for resale by certain selling stockholders named herein pursuant to Registration Statements initially filed on September 8, 2022 (File No. 333-267338), August 7, 2017 (File No. 333-219739), January 19, 2017 (File No. 333-215621) and October 31, 2016 (File No. 333-214355) (collectively, the “Prior Registration Statements”) and (ii) 81,440,781 shares of Class A common stock registered for resale by certain selling stockholders named herein pursuant to the registration statement on Form S-3 of which this prospectus forms a part, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of Class A common stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise. This prospectus provides you with a general description of the Class A common stock. We will not receive any proceeds from the sale of our Class A common stock by the Selling Stockholders.

We may amend or supplement this prospectus from time to time, as required, by filing amendments or supplements to this prospectus with the U.S. Securities and Exchange Commission (the “SEC”). We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement, amendment or free writing prospectus may add, update or change information contained in this prospectus with respect to the offering of our Class A common stock. You should carefully read this prospectus and any applicable prospectus supplement, amendment or free writing prospectus before you invest in any of our Class A common stock. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

The selling stockholders named herein (the “Selling Stockholders”) may offer and sell shares of our Class A common stock described in this prospectus and any applicable prospectus supplement, amendment or free writing prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the Selling Stockholders may offer and sell shares of our Class A common stock from time to time together or separately. The Selling Stockholders will determine at what price they may sell the Class A common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. If any underwriters, dealers or agents are involved in the sale of any of shares of our Class A common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement, amendment or free writing prospectus. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No Class A common stock may be sold without delivery of this prospectus and the applicable prospectus supplement, amendment or free writing prospectus, if any, describing the method and terms of the offering of such securities.

We are registering these aggregate 334,064,083 shares of our Class A common stock for sale by the Selling Stockholders (including their donees, pledgees, transferees or other successors-in-interest) pursuant to a Registration Rights Agreement, dated as of August 21, 2023 by and among us and the parties listed on the signature pages thereto (the “Registration Rights Agreement”), which we entered into in connection with the Mergers (as defined under the heading “Summary”). The shares of Class A common stock being registered hereby consist of (i) shares of our Class A common stock issuable upon the redemption of common units representing limited liability company interests (the “Permian Resources OpCo Units”) in Permian Resources Operating, LLC, a Delaware limited liability company and a subsidiary of the Company (“Permian Resources OpCo”), together with the cancellation of an equal number of shares of our Class C common stock, par value $0.0001 per share (the “Class C common stock”) and (ii) outstanding shares of our Class A common stock (including the shares of Class A common stock issued or issuable upon the exercise of any other equity security) held by a Selling Stockholder as of the closing of the Mergers.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “PR.” On November 7, 2023, the last reported sale price of our Class A common stock on the NYSE was $13.64 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” SECTION ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT, AMENDMENT OR FREE WRITING PROSPECTUS CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process.

By using a shelf registration statement, the Selling Stockholders (including their donees, pledgees, transferees or other successors-in-interest) named in this prospectus may, from time to time, sell up to 334,064,083 shares of Class A common stock in one or more offerings as described in this prospectus, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of Class A common stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise. This prospectus generally describes Permian Resources Corporation (the “Company,” “Permian Resources,” “we,” “us” or “our”) and its Class A common stock that the Selling Stockholders may offer and sell.

We may amend or supplement this prospectus from time to time, as required, by filing amendments or supplements to this prospectus with the SEC. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement, amendment or free writing prospectus may add, update or change information contained in this prospectus with respect to the offering of our Class A common stock. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, amendment or free writing prospectus, you should rely on the prospectus supplement, amendment or free writing prospectus, as applicable. Before purchasing any Class A common stock, you should carefully read both this prospectus and any applicable prospectus supplement, amendment or free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any applicable prospectus supplement, amendment or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell the Class A common stock in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement, amendment or free writing prospectus is accurate only as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any applicable prospectus supplement, amendment or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any applicable prospectus supplement, amendment or free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and any applicable prospectus supplement, amendment or free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information. This prospectus contains, or incorporates by reference, and any prospectus supplement or any applicable free writing prospectus may contain, certain forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

When we refer to “we,” “our,” “us,” “Permian Resources” and the “Company” in this prospectus, we mean Permian Resources Corporation and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of our Class A common stock.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement on Form S-3 to register the offer and sale of the Class A common stock covered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the Class A common stock covered in this prospectus, you should refer to the registration statement and its exhibits. Certain information is also incorporated by reference in this prospectus as described under “Incorporation by Reference.”

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available at the website of the SEC at http://www.sec.gov. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.permianres.com. You may access our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports, in each case filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC, free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

We have not authorized anyone to provide you with any information other than that contained in this prospectus or in a document to which we expressly have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus, and any applicable prospectus supplement, amendment or free writing prospectus, incorporate by reference the documents set forth below that have previously been filed with the SEC (excluding, in each case, any information furnished to, rather than filed with, the SEC):

•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 24, 2023;

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2023;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 9, 2023, August 3, 2023 and November 8, 2023, respectively;

•	Our Current Reports on Form 8-K and Amended Current Reports on Form 8-K/A filed with the SEC on September 8, 2022 (Exhibit 99.2 only), March 2, 2023, March 10, 2023, April 28, 2023,

May  24, 2023, August  21, 2023, September  5, 2023, September  6, 2023, September  7, 2023, September  12, 2023, September  19, 2023, September  21, 2023, October  30, 2023, November  3, 2023 and November 8, 2023; and

•

The description of our Class  A common stock included in our Registration Statement on Form 8-A, filed on September 8, 2022, including any amendments or reports filed for the purpose of updating, changing or otherwise modifying such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering (excluding, in each case, any information furnished to, rather than filed with, the SEC) will be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Permian Resources Corporation

300 N. Marienfeld Street, Suite 1000,

Midland, Texas 79701

(432) 695-4222

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any applicable prospectus supplement, amendment or free writing prospectus.

v

SUMMARY

Business Overview

We are an independent oil and natural gas company engaged in development of crude oil and associated liquids-rich natural gas reserves with assets concentrated in the Delaware Basin and the Midland Basin, which are sub-basins of the Permian Basin. Our principal business objective is to deliver leading stockholder returns by leveraging our high-quality asset base and technical expertise to sustainably and responsibly develop our oil and natural gas resources to meet the world’s need for affordable, abundant energy.

Additional Information

Our principal executive offices are located at 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701, and our telephone number is (432) 695-4222. Our website is www.permianres.com. Information on, or accessible through, our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

The Offering

This prospectus relates to the possible resale of up to 334,064,083 shares of Class A common stock, which are (i) issuable upon the redemption of the Permian Resources OpCo Units, together with the cancellation of an equal number of shares of our Class C common stock or (ii) outstanding shares of our Class A common stock (including the shares of Class A common stock issued or issuable upon the exercise of any other equity security) held by a Selling Stockholder as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 21, 2023 (the “Merger Agreement”), among the Company, Smits Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), Smits Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of the Company (“Merger Sub II”), Permian Resources OpCo, Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), and Earthstone Energy Holdings, LLC, a Delaware limited liability company and subsidiary of Earthstone (“Earthstone OpCo”), pursuant to which (i) Merger Sub I merged with and into Earthstone (the “Initial Merger”), with Earthstone surviving the Initial Merger as a wholly owned subsidiary of the Company (“Surviving Corporation”), (ii) the Surviving Corporation merged with and into Merger Sub II (the “Subsequent Merger,” and together the Initial Merger, the “Company Mergers”), with Merger Sub II surviving the Subsequent Merger as a wholly owned subsidiary of the Company and (iii) Permian Resources OpCo merged with and into Earthstone OpCo (the “OpCo Merger,” and together with the Company Mergers, the “Mergers”), with Permian Resources OpCo surviving the OpCo Merger as a subsidiary of the Company.

As part of the Mergers, we agreed to file the registration statement of which this prospectus forms a part to register the resale of (i) the shares of Class A common stock to be issued to the Selling Stockholders upon the redemption of the Permian Resources OpCo Units and the cancellation of an equal number of shares of our Class C common stock and (ii) the outstanding shares of our Class A common stock (including the shares of Class A common stock issued or issuable upon the exercise of any other equity security) held by a Selling Stockholder as of the closing of the Mergers.

The Selling Stockholders will determine when and how they sell the shares of Class A common stock offered in this prospectus, as described in “Plan of Distribution.” See “Selling Stockholders” for additional information concerning the Mergers and the Selling Stockholders. We will not receive any of the proceeds from the sale of the shares of Class A common stock being offered pursuant to this prospectus.

RISK FACTORS

An investment in our Class A common stock offered pursuant to this prospectus and any applicable prospectus supplement, amendment or free writing prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement, amendment or free writing prospectus before acquiring any shares of our Class A common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in our Class A common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, information incorporated by reference herein or therein and any related free-writing prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the United States Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this prospectus, any prospectus supplement, information incorporated by reference herein or therein and any related free-writing prospectus, including those that address activities, events, or developments that the Company expects, believes, or anticipates will or may occur in the future, are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions, or future events or performance that are not historical facts. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “should,” “could,” “would,” “may,” “might,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “future,” “assume,” “forecast,” “focus,” “target,” “continue,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking.

These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Be cautioned that these forward-looking statements are subject to all of the risk and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and incidental to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, risks relating to the Mergers, including the realization of the anticipated benefits and synergies therefrom. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in the Company’s filings with the SEC, including the prospectus relating to the offering, the Registration Statement on Form S-4 filed with the SEC on September 6, 2023, its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors,” as may be updated from time to time in the Company’s periodic filings with the SEC. Please see “Where You Can Find More Information; Incorporation by Reference” for more information about the SEC filings incorporated by reference into this prospectus.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. The Company does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Class A common stock being offered by any of the Selling Stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our Fourth Amended and Restated Certificate of Incorporation (the “Charter”), which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•

1,500,000,000 shares of common stock, consisting of (i) 1,000,000,000 shares of Class A common stock, par value $0.0001 per share, and (ii) 500,000,000 shares of Class C common stock, par value $0.0001 per share; and

•	1,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Class A Common Stock

Holders of Class A common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. Holders of the Class A common stock and holders of the Class C common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. Unless specified in the Charter (including any certificate of designation of preferred stock) or the Company’s Second Amended and Restated Bylaws (as amended, amended and restated or supplemented from time to time, the “Bylaws”), or as required by applicable provisions of the Delaware General Corporation Law (the “DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of the Company’s shares of common stock that are voted is required to approve any such matter voted on by the Company’s stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the rights of the holders of any outstanding series of preferred stock, the holders of the Class A common stock are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Class A common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Class A common stock. The holders of the Class A common stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A common stock.

Class C Common Stock

Holders of Class C common stock, together with holders of Class A common stock voting as a single class, have the right to vote on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of the Charter that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C common stock. Holders of Class C common stock will not be entitled to any dividends from the Company and will not be entitled to receive any of the Company’s assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs.

Shares of Class C common stock may be issued only to the Permitted Class C Owners (as defined in the Charter). A holder of Class C common stock may transfer shares of Class C common stock to any transferee (other than the Company) only if such holder also simultaneously transfers an equal number of such holder’s

Permian Resources OpCo Units to such transferee in compliance with the Seventh Amended and Restated Limited Liability Company Agreement of Permian Resources OpCo (the “LLCA”). The Permitted Class C Owners generally have the right to cause Permian Resources OpCo to redeem all or, if they are redeeming at least 50,000 units, a portion of their Permian Resources OpCo Units in exchange for shares of Class A common stock or, at Permian Resources OpCo’s option, an equivalent amount of cash. The Company may, however, at its option, effect a direct exchange of cash or Class A common stock for such Permian Resources OpCo Units in lieu of such a redemption by Permian Resources OpCo. Upon the future redemption or exchange of Permian Resources OpCo Units held by a Permitted Class C Owner, a corresponding number of shares of Class C common stock held by such Permitted Class C Owner will be canceled.

Anti-Takeover Effects of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL (“Section 203”). Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to this time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Under our Charter, our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Except as required by NYSE rules, our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the (i) Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the combined company, (B) any action asserting a claim of breach of a fiduciary duty owed by any of the directors, officers, employees or agents of the Company to the Company or its stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws or (D) any action asserting a claim against the Company that is governed by the internal affairs doctrine; and (ii) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. In the event the Delaware Court of Chancery lacks subject matter jurisdiction, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware.

Notwithstanding the foregoing, this provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As described above, the Charter provides that the federal district courts of the United States of America shall have exclusive jurisdiction over any action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or the directors, officers, employees or agents of the Company, which may discourage such lawsuits against the Company and such persons.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of its stockholders may be called only by a majority vote of the Company’s board of directors, by its Chief Executive Officer or by its Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at the Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Company’s annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Listing of Securities

Our Class A common stock is currently listed on the NYSE under the symbol “PR.”

Transfer Agent

The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.

SELLING STOCKHOLDERS

The Selling Stockholders (including their donees, pledgees, transferees or other successors-in-interest) identified below may offer to sell from time to time in the future up to an aggregate of 334,064,083 shares of our Class A common stock, consisting of up to: (i) 252,623,302 shares of Class A common stock previously registered for resale by certain selling stockholders named herein pursuant to the Prior Registration Statements and (ii) 81,440,781 shares of Class A common stock registered for resale by certain selling stockholders named herein by this prospectus, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such shares of Class A common stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise. The shares of Class A common stock consist of (i) shares issuable upon the redemption of the Permian Resources OpCo Units, together with the cancellation of an equal number of shares of our Class C common stock (the “Redemption Right”) and (ii) outstanding shares of our Class A common stock (including the shares of Class A common stock issued or issuable upon the exercise of any other equity security) held by a Selling Stockholder as of the closing of the Mergers.

Any issuance of the Class A common stock to the Selling Stockholders in connection with exercise of the Redemption Right will be, and the initial issuance of the Class C common stock (and related Permian Resources OpCo Units) to the Selling Stockholders was, exempt from the registration requirements of the Securities Act. We are registering the offering by the Selling Stockholders of the shares of Class A common stock described below pursuant to the provisions of the Registration Rights Agreement.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

The following table sets forth information as of November 7, 2023 provided by each Selling Stockholder on or prior to such date regarding (i) the beneficial ownership of shares of our Class A common stock and our Class C common stock and (ii) the number of shares of our Class A common stock that may from time to time be offered or sold pursuant to this prospectus or any applicable prospectus supplement, amendment or free writing prospectus, assuming each Selling Stockholder has redeemed all Permian Resources OpCo Units, together with the cancellation of an equal number of shares of our Class C common stock, beneficially owned by it for an equivalent number of shares of our Class A common stock. The percentage of combined voting power prior to, and after, the offering is based on 509,026,708 shares of our Class A common stock and 264,740,115 shares of Class C common stock, based on the shares held by the Selling Stockholders as of November 1, 2023. Information in the table below with respect to beneficial ownership has been furnished by the Selling Stockholders.

We have not sought to verify the information provided by the Selling Stockholders. The Selling Stockholders may hold or acquire at any time shares of Class A common stock in addition to those offered by this prospectus and may have acquired additional shares of Class A common stock since the date on which the information reflected herein was provided to us.

We will supplement or amend this prospectus as required to include additional Selling Stockholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the Selling Stockholders.

The Selling Stockholders are not obligated to sell any of the shares of our Class A common stock offered by this prospectus. Because the Selling Stockholders identified in the table may sell some or all of the shares of our Class A common stock owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares covered by this prospectus that will be held by the Selling Stockholders upon termination of this offering. In addition, subject to the Registration Rights Agreement, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that the Selling Stockholders will sell all of the shares of our Class A common stock beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our Class A common stock that they may currently own.

	Shares Owned Before the Offering			Shares of Class A Common Stock that may be sold hereby(4)	Shares Owned After the Offering
Selling Stockholders(1):	Class A Common Stock(2)	Class C Common Stock	Combined Voting Power(3)		Class A Common Stock	Class C Common Stock	Combined Voting Power(3)
Pearl Energy Investments, L.P. (5)	—	56,429,386	7.3%	56,429,386	—	—	—
Pearl Energy Investments II, L.P. (6)	—	16,094,353	2.1%	16,094,353	—	—	—
Pearl CIII Holdings, L.P. (7)	—	16,609,730	2.1%	16,609,730	—	—	—
NGP XI US Holdings, L.P. (8)	—	18,788,337	2.4%	18,788,337	—	—	—
NGP Pearl Holdings II, LLC (9)	—	9,378,878	1.2%	9,378,878	—	—	—
Luxe Energy, LLC (10)	—	44,359,656	5.7%	44,359,656	—	—	—
William M. Hickey III (11)	—	16,467,681	2.1%	16,467,681	—	—	—
James H. Walter (12)	—	16,267,681	2.1%	16,267,681	—	—	—
Riverstone VI Centennial QB Holdings, L.P. (13) (14)	41,084,578	—	5.3%	41,084,578	—	—	—
REL US Centennial Holdings, LLC (13) (15)	10,052,173	—	1.3%	10,052,173	—	—	—
Riverstone Non-ECI USRPI AIV, L.P. (13) (16)	4,129,918	—	*	4,129,918	—	—	—
Silver Run Sponsor, LLC (13) (17)	2,006,422	—	*	2,006,422	—	—	—
David Leuschen (18)	954,509	—	*	954,509
EnCap Energy Capital Fund VIII, L.P. (19)	3,330,138	—	*	3,330,138	—	—	—
Bold Energy Holdings, LLC (20)	—	49,101,133	6.3%	49,101,133	—	—	—
EnCap Energy Capital Fund XI, L.P. (21)	28,659,459	—	3.7%	28,659,459	—	—	—
Teri McGuigan (22)	—	24,835	*	24,835	—	—	—
David L. Cox (23)	43,246	281,970	*	325,216	—	—	—

*	Less than 1%.
(1)	Each of the Selling Stockholders that is a member of Permian Resources OpCo has received one share of Class C common stock for each Permian Resources OpCo Unit that it holds.
(2)	Represents the shares of Class A common stock (including the shares of Class A common stock issued or issuable upon the exercise of any other equity security) held as of the closing of the Mergers.
(3)

Represents the percentage of voting power of our Class A common stock and Class C common stock voting together as a single class. Each share of Class C common stock has no economic rights but entitles the holder thereof to one vote for each Permian Resources OpCo Unit held by such holder. Accordingly, the holders of our Class C common stock collectively have a number of votes in the Company equal to the number of Permian Resources OpCo Units that they hold.

(4)

Includes shares of our Class C common stock owned by the Selling Stockholders that, subject to the terms of the LLCA, are, together with an equivalent number of Permian Resources OpCo Units, redeemable at any time and from time to time for shares of Class A common stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications.

(5)

Pearl Energy Investments, L.P. is controlled by Pearl Energy Investment GP, L.P., its general partner (“Pearl I GP, L.P.”). Pearl I GP, L.P. is controlled by Pearl Energy Investment UGP, LLC, its general partner (“Pearl I UGP”). Pearl I UGP is controlled by William J. Quinn, the founder and managing partner of Pearl Energy Investments (“Quinn”). The business address of Pearl Energy Investments, LP is 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201.
(6)

Pearl Energy Investments II, L.P. is controlled by Pearl Energy Investment II GP, L.P., its general partner (“Pearl II GP, L.P.”). Pearl II GP, L.P. is controlled by Pearl Energy Investment II UGP, LLC (“Pearl II UGP”). Pearl II UGP is controlled by Quinn. The business address of Pearl Energy Investments II, LP is 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201.

(7)

Pearl CIII Holdings, L.P. is controlled by Pearl II GP, L.P. Pearl II GP, L.P. is controlled by Pearl II UGP. Pearl II UGP is controlled by Quinn. The business address of Pearl CIII Holdings, LP is 2100 McKinney Avenue, Suite 1675, Dallas, Texas 75201.

(8)

NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The business address of NGP XI Holdings GP, LLC is 2850 N. Harwood Street, Suite 1900 Dallas, Texas 75201.

(9)

NGP XII US Holdings, L.P. controls NGP Pearl Holdings II, LLC. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The business address of NGP Pearl Holdings II, LLC is 2850 N. Harwood Street, Suite 1900 Dallas, Texas 75201.

(10)

NGP XI US Holdings, LP controls Luxe Energy, LLC. NGP XI Holdings GP, L.L.C. is the sole general partner of NGP XI US Holdings, L.P., and NGP Natural Resources XI, L.P. is the sole member of NGP XI Holdings GP, L.L.C. G.F.W. Energy XI, L.P. is the sole general partner of NGP Natural Resources XI, L.P., and GFW XI, L.L.C. is the sole general partner of G.F.W. Energy XI, L.P. GFW XI, L.L.C. has delegated full power and authority to manage NGP XI US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. The business address of Luxe Energy, LLC is 2850 N. Harwood Street, Suite 1900 Dallas, Texas 75201.

(11)

Includes 2,989,989 shares held by Hickey Family Investments LP. The reporting person is the controlling person of Hickey Family Investments LP and therefore may be deemed to beneficially own the securities held by Hickey Family Investments LP. The business address of Hickey Family Investments LP and William M. Hickey III is 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701.

(12)

Includes 2,989,989 shares held by Bedford Family Partners LP. The reporting person is the controlling person of Bedford Family Partners LP and therefore may be deemed to beneficially own the securities held by Bedford Family Partners LP. The business address of Bedford Family Partners LP and James H. Walter is 300 N. Marienfeld Street, Suite 1000, Midland, Texas 79701.

(13)

David M. Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”), which is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Holdings”) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. (“Holdings II”). The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019. Riverstone Capital Services LLC, a registered broker-dealer, is an affiliate of these entities and individuals.

(14)

Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings”) is the record holder of 41,084,578 shares of Class A common stock. Holdings is the sole shareholder of Riverstone Energy GP VI Corp., which is the managing member of Riverstone Energy GP VI, LLC, which is the general partner of Riverstone Energy Partners VI, L.P., which is the general partner Riverstone QB Holdings. As such, each of Messrs. Leuschen and Lapeyre, Riverstone Management, Riverstone/Gower, Holdings, Riverstone Energy GP VI Corp, Riverstone Energy GP VI, LLC and Riverstone Energy Partners VI, L.P. may be deemed to share beneficial ownership of the securities held of record by Riverstone QB Holdings The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.
(15)

REL US Centennial Holdings, LLC (“REL US”) is the record holder of 10,052,173 shares of Class A common stock. Holdings II is the general partner of Riverstone Energy Limited Investment Holdings, LP, which is the sole shareholder of REL IP General Partner Limited, which is the general partner of REL IP General Partner LP, which is the managing member of REL US. Each of Messrs. Leuschen and Lapeyre, Riverstone Management, Riverstone/Gower, Holdings II, Riverstone Energy Limited Investment Holdings, LP, REL IP General Partner Limited and REL IP General Partner LP may be deemed to share beneficial ownership of the securities held of record by REL US. The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(16)

Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”) is the record holder of 4,129,918 shares of Class A common stock. Riverstone Non-ECI GP Ltd. is the sole member of Riverstone Non-ECI Cayman GP LLC, which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P., which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C., which is the general partner of Riverstone Non-ECI. Riverstone Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre. As such, each of Messrs. Leuschen and Lapeyre, Riverstone Non-ECI GP Ltd., Riverstone Non-ECI Cayman GP LLC, Riverstone Non-ECI Partners GP (Cayman), L.P., and Riverstone Non-ECI USRPI AIV GP, L.L.C. may be deemed to share beneficial ownership of the securities held of record by Riverstone Non-ECI. The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(17)

Silver Run Sponsor, LLC (“Silver Run Sponsor”) is the record holder of 2,006,422 shares of Class A common stock. Holdings is the managing member of Silver Run Sponsor Manager, LLC, which is the managing member of Silver Run Sponsor. As such, each of Messrs. Leuschen and Lapeyre, Riverstone Management, Riverstone/Gower, Holdings and Silver Run Sponsor Manager, LLC may be deemed to share beneficial ownership of the securities held of record by Silver Run Sponsor. The business address of each of these entities and individuals is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(18)

David M. Leuschen is the record holder of 954,509 shares of Class A common stock. Mr. Leuschen previously served as a director for the Company. Riverstone Capital Services LLC, a registered broker-dealer, is an affiliate of Mr. Leuschen. Mr. Leuschen’s business address is c/o Riverstone Investment Group LLC, 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(19)

EnCap Energy Capital Fund VIII, L.P. is controlled by EnCap Equity Fund VIII GP, L.P., its general partner (“EnCap VIII GP”). EnCap VIII GP is controlled by EnCap Investments L.P., its general partner (“EnCap Investments”). EnCap Investments is controlled by EnCap Investments GP, L.L.C., its general partner (“EnCap Investments GP”). EnCap Investments GP is controlled by EnCap Investments Holdings, LLC, its sole member (“EnCap Investments Holdings”). EnCap Investments Holdings is controlled by EnCap Partners, LP, its managing member (EnCap Partners LP”). EnCap Partners LP is controlled by EnCap Partners GP, LLC, its sole general partner (“EnCap Partners GP”). The business address of EnCap Energy Capital Fund VIII, L.P. is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(20)

Bold Energy Holdings, LLC is controlled by EnCap Energy Capital Fund IX, L.P., its sole member (“EnCap Energy”). EnCap Energy is controlled by EnCap Equity Fund IX GP, L.P., its general partner (“EnCap Energy GP”). EnCap Energy GP is controlled by EnCap Investments, its general partner. EnCap Investments is controlled by EnCap Investments GP, its general partner. EnCap Investments GP is controlled by EnCap Investments Holdings, its sole member. EnCap Investments Holdings is controlled by EnCap Partners LP, its managing member. EnCap Partners LP is controlled by EnCap Partners GP, its sole general partner. The business address of Bold Energy Holdings, LLC is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.

(21)

EnCap Energy Capital Fund XI, L.P. is controlled by EnCap Equity Fund XI GP, L.P., its general partner (“EnCap XI GP”). EnCap XI GP is controlled by EnCap Equity Fund XI GP, LLC, its general partner (“EnCap XI UGP”). EnCap XI UGP is controlled by EnCap Investments, its sole member. EnCap

Investments is controlled by EnCap Investments GP, its general partner. EnCap Investments GP is controlled by EnCap Investments Holdings, its sole member. EnCap Investments Holdings is controlled by EnCap Partners LP, its managing member. EnCap Partners LP is controlled by EnCap Partners GP, its sole general partner. The business address of EnCap Energy Capital Fund XI, L.P. is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.
(22)	The business address of Teri McGuigan is 1504 Seaboard Avenue, Midland, Texas 79705.
(23)	The business address of David L. Cox is PO Box 52556, Midland, Texas 79710.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the Selling Stockholders as to any plan of distribution. Distributions of the Class A common stock by the Selling Stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the Class A common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the Class A common stock may be sold by the Selling Stockholders include:

•	sales on NYSE or any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	to or through underwriters, brokers, dealers or agents;

•	exchange distributions and/or secondary distributions;

•	sales in the over-the-counter market;

•	“at the market” or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•

block trades (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

•	settlement of short sales entered into after the date of this prospectus (including short sales “against the box”);

•	through the writing or settlement of options or other hedging transactions, whether or not the options are listed on an options exchange;

•	through the distributions of the shares by any Selling Stockholder to its general or limited partners, members, managers, affiliates, employees, directors or stockholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may elect to make an in-kind distribution of their shares of Class A common stock to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable shares of our Class A common stock pursuant to the distribution through this registration statement.

The Selling Stockholders may also sell shares of Class A common stock under Rule 144 or any other exemption from registration under the Securities Act, in each case if available, rather than under this prospectus.

The Selling Stockholders also may transfer their shares of Class A common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Such transactions may be effected by the Selling Stockholders at fixed prices, market prices prevailing at the time of sale, at varying prices determined at the time or sale or at negotiated prices. Underwriters or broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of the securities for whom they may act as agent. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the Class A common stock against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the Class A common stock for sale under the Securities Act and to indemnify the Selling Stockholders and each person who participates as an underwriter in the offering of the Class A common stock against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of Class A common stock under this prospectus, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The Selling Stockholders also may sell shares of Class A common stock short and deliver them to close their short positions, or loan or pledge the securities to broker-dealers that in turn may sell them. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders will act independently of us in making decisions with respect to the price, timing, manner and size of each sale of securities. Offers to purchase securities may be solicited directly by the Selling Stockholders and the sale thereof may be made by the Selling Stockholders directly to institutional investors or others. In such a case, no underwriters or agents would be involved. The Selling Stockholders may use electronic media, including the Internet, to sell offered securities directly. The Selling Stockholders may offer the securities covered by this prospectus into an existing trading market on the terms described herein or in any applicable prospectus supplement, amendment or free writing prospectus relating thereto. If the Selling Stockholders utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, the Selling Stockholders may sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by the dealer at the time of resale.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Class A common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

If the Selling Stockholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. We have not, and to our knowledge, the Selling Stockholders have not, entered into any agreement or understanding, directly or indirectly, with any person to distribute the securities offered hereby.

We are required to pay all fees and expenses incident to the registration of our securities. We have also agreed to keep the registration statement of which this prospectus forms a part or, if not available, another registration statement, effective until all of the registrable securities have ceased to be registrable securities or the termination of the applicable Registration Rights Agreement has occurred.

There can be no assurances that the Selling Stockholders will sell, nor are the Selling Stockholders required to sell, any or all of the shares of Class A common stock offered under this prospectus or any applicable prospectus supplement, amendment or free writing prospectus.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required, we may add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Transferees, successors and donees of identified Selling Stockholders may not be able to use this prospectus for resales until they are named in the Selling Stockholders table by prospectus supplement or post-effective amendment. See “Selling Stockholders.”

LEGAL MATTERS

Kirkland & Ellis LLP will pass upon certain legal matters relating to the issuance and sale of the Class A common stock offered hereby on behalf of Permian Resources Corporation. Additional legal matters may be passed upon for the Selling Stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement, amendment or free writing prospectus.

EXPERTS

Permian Resources Corporation

The consolidated financial statements of Permian Resources Corporation and its subsidiaries as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2022, contains an explanatory paragraph that states Permian Resources acquired Colgate Energy Partners III, LLC during 2022, and management excluded from its assessment of the effectiveness of Permian Resources and its subsidiaries’ internal control over financial reporting as of December 31, 2022, Colgate Energy Partners III, LLC’s internal control over financial reporting associated with 50% of total assets and 26% of total revenues included in the consolidated financial statements of Permian Resources and its subsidiaries as of and for the year ended December 31, 2022. The audit of internal control over financial reporting of Permian Resources and its subsidiaries also excluded an evaluation of the internal control over financial reporting of Colgate Energy Partners III, LLC.

The consolidated financial statements of Colgate Energy Partners III, LLC and its subsidiaries as of December 31, 2021 and 2020, and for the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Estimates of proved reserves attributable to certain interests of Permian Resources as of December 31, 2022 and related information included herein have been prepared based on reports by Netherland, Sewell & Associates, Inc., independent reserve engineers, and all such information has been so incorporated in reliance on the authority of such experts in such matters.

Earthstone Energy, Inc.

The consolidated financial statements of Earthstone as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 incorporated herein by reference from the Current Report on Form 8-K of Permian Resources Corporation filed on September 19, 2023 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The information included in this registration statement regarding estimated quantities of proved reserves of Earthstone as of December 31, 2022 using SEC guidelines were prepared or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are included herein in reliance on the authority of such firm as experts in petroleum engineering.

Novo Oil & Gas Holdings, LLC

The combined consolidated financial statements of Novo as of December 31, 2022 and 2021 and for the years then ended, incorporated by reference from the Current Report on Form 8-K of Permian Resources Corporation dated September 19, 2023, have been audited by Moss Adams LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such combined consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Permian Resources Corporation

48,500,000 Shares

Class A common stock

PROSPECTUS SUPPLEMENT

    , 2024

Goldman Sachs & Co. LLC